                    U.S. BANCORP AND SUBSIDIARIES                   Exhibit 12.1
  COMPUTATION OF RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (In Thousands)

                                         For Three Months
                                          Ended March 31,                    For the Years Ended December 31,
                                       --------------------    --------------------------------------------------------
                                         1995        1994        1994        1993        1992        1991        1990
                                       --------    --------    --------    --------    --------    --------    --------
Considering Interest on Deposits as
 an Operating Expense
- -----------------------------------
Net income                             $ 66,548    $(28,465)   $151,495    $257,949    $148,184    $190,926    $190,791
Accounting changes                            -           -           -           -      59,890           -           -
Income taxes                             34,018     (12,199)     64,601     126,300      92,548      84,534      75,058
                                        -------     -------     -------     -------     -------     -------     -------
 Earnings before income taxes
   and accounting changes               100,566    (40,664)     216,096     384,249     300,622     275,460     265,849
                                        -------     -------     -------     -------     -------     -------     -------
Add fixed charges
 Interest on borrowed funds
   including capitalized interest        59,039      35,720     173,826     139,890     183,214     245,685     313,807
 Interest income from federal
   funds sold (A)                          (787)       (572)     (2,591)     (4,233)    (10,851)    (23,207)    (23,129)
 Interest component of leases (B)         3,424       3,463      15,174      13,985      12,888      11,932      10,505
                                        -------     -------     -------     -------     -------     -------     -------
Total fixed charges                      61,676      38,611     186,409     149,642     185,251     234,410     301,183
 Less capitalized interest                    -           -         (93)        (96)       (470)     (1,532)        (77)
                                        -------     -------     -------     -------     -------     -------     -------
Fixed charges                            61,676      38,611     186,316     149,546     184,781     232,878     301,106
                                        -------     -------     -------     -------     -------     -------     -------
Earnings before income taxes,
 accounting changes and
 fixed charges                         $162,242     ($2,053)   $402,412    $533,795    $485,403    $508,338    $566,955
                                        =======     =======     =======     =======     =======     =======     =======

Ratio of earnings to total fixed
 charges                                   2.63           -(C)     2.16x       3.57x       2.62x       2.17x       1.88x
                                           ====           =        ====        ====        ====        ====        ====

                    U.S. BANCORP AND SUBSIDIARIES                 Exhibit 12.1.1
COMPUTATION OF RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES (Continued)
                         (In Thousands)

                                          For Three Months
                                           Ended March 31,         For the Years Ended December 31,
                                       ------------------  ----------------------------------------------------
                                        1995       1994      1994     1993      1992       1991        1990
                                       --------  --------  -------- --------- ---------- ----------  ----------
Considering Interest on Deposits as
 Fixed Charges (A)
- -----------------------------------
Fixed charges as shown above           $ 61,676  $ 38,611  $186,316  $149,642  $185,251  $  234,410  $  301,183
Interest on deposits                    104,233    80,974   344,194   365,791   448,372     625,166     712,103
                                        -------   -------   -------   -------   -------   ---------   ---------
Total fixed charges                     165,909   119,585   530,510   515,433   633,623     859,576   1,013,286
Less capitalized interest                     -         -       (93)      (96)     (470)     (1,532)        (77)
                                        -------   -------   -------   -------   -------   ---------   ---------

Fixed charges                           165,909   119,585   530,417   515,337   633,153     858,044   1,013,209
Add earnings before income
 taxes and accounting changes           100,566   (40,664)  216,096   384,249   300,622     275,460     265,849
                                        -------   -------   -------   -------   -------   ---------   ---------
Earnings before income taxes,
 accounting changes and fixed
 charges                               $266,475  $ 78,921  $746,513  $899,586  $933,775  $1,133,504  $1,279,058
                                        =======   =======   =======   =======   =======   =========   =========

Ratio of earnings to total fixed
 charges                                   1.61x        -(C)   1.41x     1.75x     1.47x      1.32x      1.26x
                                           ====         =      ====      ====      ====       ====       ====

- ------------------------------------
(A) Approximates interest expense related to federal funds purchased transactions for purposes other than the funding of banking subsidiaries' operations.
(B) Interest component of leases includes imputed interest on capitalized leases and approximately one-third of rental expense, which approximates the interest component of operating leases.
(C) For the first quarter 1994, fixed charges exceeded earnings (as defined) as the result of a $100 million restructuring charge for staff reduction, facilities closures and divestiture of noncore activities.